Exhibit 99.2

         Summary of Stein Compensation Terms

Position	President, Machine Clothing, effective September 1, 2024 (the “Effective Date”).

Term	Employment at will. Employment may be terminated by Mr. Stein or the Company at any time.

Base Salary	Initial base salary at the rate of $400,000 per year. Salary shall be subject to adjustment from time-to-time in the same manner as for other executive officers. Salaries of executive officers are customarily adjusted in April of each year.

Annual Bonus	Mr. Stein will be granted an Annual Performance Period (“APP”) award for service performed in 2024 under the Company's 2023 Incentive Plan, to be determined and paid in cash during 2025. Under this award, he will be entitled to receive between 0% and 200% of a target award, equal to 60% of his base annual salary based on performance goal attainment during 2024. Mr. Stein will be eligible in 2025 and thereafter to participate in the 2025 APP award or any other annual executive bonus program, as the same may be adopted, amended, modified or terminated by the Company, in accordance with its terms.

Long-Term Incentive
Mr. Stein will be eligible, beginning in 2024, to receive a long-term incentive, which will be structured in two grants.

The first such grant will be a Multi-year Performance Period (“MPP”) award under the Company's 2023 Incentive Plan, to be determined and paid in shares of Company stock during early 2027. Under this award, Mr. Stein will be entitled to receive between 0% and 200% of a target award, based on performance goal attainment during the three-year performance period, and paid in shares of Company stock early in the year after the end of the three-year performance period. The target opportunity for the 2024 award would be a number of shares of Company stock equal to 55% of Mr. Stein’s annual base salary at the time of grant.

The second grant will be a share-settled restricted stock unit award (“RSU Award”), also under the Company’s 2023 Incentive Plan. Under this award, he will be entitled to receive one-third of the award grant in each year in March 2025, 2026, and 2027. The award grant for the 2024 RSU Award would be a number of shares of Company stock equal to 55% of the Mr. Stein’s annual base salary at the time of grant.

Thereafter, Mr. Stein will be eligible to participate in any long-term executive incentive bonus program, as the same may be adopted, amended, modified or terminated by the Company, in accordance with its terms.

Other Benefits
Mr. Stein will be eligible for four weeks paid vacation in 2024, unless the Company’s Vacation plan applicable to executive officer provides for a greater period. Mr. Stein will otherwise be eligible to participate in all of the Company’s employee benefit plans, policies and arrangements applicable to other executive officers generally, including, without limitation, relocation, 401(k), healthcare, vision, dental, life insurance and disability; in each case, as the same may exist from time to time.

Severance
In the event that his employment is terminated by the Company without Cause, Mr. Stein shall be entitled to an amount equal to twice his Base Salary (or other annual cash incentive target) at the time of termination, payable over a period of 24 months. In addition, he shall be eligible for a bonus relating to the services he performs in the year in which his employment is terminated, calculated at the same time and in the same manner in which bonuses are awarded to similarly situated employees under the then-current incentive plan.